Castle Brands Announces Fiscal 2016 Third Quarter Results

Goslings Rum and Goslings Stormy Ginger Beer Post Strong Results

Net Sales increase 8.0% for the Quarter and 26.5% Year to Date

NEW YORK – February 9, 2016 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and nine month periods ended December 31, 2015.

Operating highlights for the quarter and nine months ended December 31, 2015:

•	Goslings Rum revenue increased 40.5% to $4.6 million for the third quarter of fiscal 2016, as compared to $3.3 million for the comparable prior-year period on volume growth of 32.2%.

•	Goslings Stormy Ginger Beer revenue increased 53.1% to $3.4 million for the third quarter of fiscal 2016, as compared to 2.3 million for the comparable prior-year period on volume growth of 45.7%.

•	Net sales increased 8.0% to $17.2 million for the third quarter of fiscal 2016, as compared to $15.9 million for the comparable prior-year period.

•	Net sales increased 26.5% to $52.3 million for the nine month period ended December 31, 2015, as compared to $41.3 million for the comparable prior-year period.

•	Shipments of Jefferson’s Bourbon increased 54.1% to 43,000 cases in the nine month period ended December 31, 2015, as compared to 27,900 in the comparable prior-year period.

•	The Company continued to increase its bourbon reserves for its Jefferson’s brand by purchasing and aging over 4,000 new fill barrels in the third quarter at the Company’s newly completed warehouse at Kentucky Artisan Distillers.

•	EBITDA, as adjusted increased 11.3% to $0.7 million in the third quarter of fiscal 2016, as compared to $0.6 million in the comparable prior-year period.

•	The Company extended its exclusive distribution agreement with I.L.A.R. S.p.A to import Pallini Limoncello and other brand extensions.

“This was another strong quarter for Castle Brands. Substantial growth of Goslings Rums and Goslings Stormy Ginger Beer drove continued revenue growth and even greater growth in gross profit. This allowed us to reduce net loss and increase EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond.” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “We are particularly pleased to see the strong growth in Goslings this quarter. We attribute this growth in part to our sponsorship of the 35th America’s Cup and to Goslings’ new packaging, which incorporates the America’s Cup logo. The America’s Cup has become an extreme sport and millions of viewers are following this very high-profile series of events. Upcoming races in New York City in May and Chicago in June will bring strong brand exposure. The America’s Cup will culminate with the Challenger Playoffs and Finals in Bermuda in 2017. Goslings is gaining far more visibility and global reach than ever before with an enormous audience that goes well beyond the demographics of the sailing world,” said John Glover, Chief Operating Officer of Castle Brands.

“By laying down over 4,000 barrels of new fill, we are complementing our substantial reserves of aged bourbon to support continued strong growth of our Jefferson’s brand. Our Jefferson’s Ocean Aged at Sea® Bourbon and various expressions of Jefferson’s utilizing special finishes are adding to the already high interest in Jefferson’s Bourbon. While we did not release any of these special expressions in the third quarter, we have two special releases planned for the fourth quarter. In addition, we completed the new packaging for our Knappogue Castle Whiskey and are expanding the Knappogue Castle barrel program. Whiskey sales for the first nine months of fiscal 2016 increased 38% over the same period in 2015. We expect that these initiatives will continue to drive strong sales increases for our whiskey portfolio,” Mr. Glover added.

For the Three and Nine Months Ended December 31, 2015

In the third quarter of fiscal 2016, the Company had net sales of $17.2 million, an 8.0% increase from net sales of $15.9 million in the comparable prior-year period. This sales growth was driven primarily by the growth of Goslings Rums and Stormy Ginger Beer. Net loss was ($0.6) million in the third quarter of fiscal 2016 compared to a net loss of ($0.3) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.8) million, or ($0.01) per basic and diluted share, in the third quarter of fiscal 2016, as compared to ($0.6) million, or ($0.00) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the third quarter of fiscal 2016 was $0.7 million as compared to $0.6 million for the comparable prior-year period.

For the nine months ended December 31, 2015, the Company had net sales of $52.3 million, a 26.5% increase from net sales of $41.3 million in the comparable prior-year period. Net loss was ($2.1) million for the nine months ended December 31, 2015, as compared to a net loss of ($2.4) million in the comparable prior-year period. Net loss attributable to common shareholders was ($2.9) million, or ($0.02) per basic and diluted share, for the nine months ended December 31, 2015, as compared to ($3.2) million, or ($0.02) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the first nine months of fiscal 2016 improved to $2.2 million as compared to $0.7 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other (income) expense, net, income from equity investment in non-consolidated affiliate, foreign exchange loss and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium branded spirits including: Goslings Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Jefferson’s Ocean Aged at Sea® Bourbon, Jefferson’s Chef’s Collaboration and Jefferson’s The Manhattan: Barrel Finished Cocktail, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Knappogue Twin Wood, Knappogue Castle 1951, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2015, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Sales, net*	$17,207,372	$15,936,514	$52,256,960	$41,300,417
Cost of sales*	10,505,277	9,941,654	31,871,149	25,875,230

Gross profit	6,702,095	5,994,860	20,385,811	15,425,187

Selling expense	4,618,614	4,034,964	13,911,772	10,866,113
General and
administrative expense	1,751,369	1,565,380	5,508,792	4,544,313
Depreciation and
amortization	235,250	237,652	696,575	669,623

Income (loss) from
operations	96,862	156,864	268,672	(654,862)

Other (expense) income, net	—	(208)	(221)	16,798
Foreign exchange
(loss) gain	(41,634)	57,879	(131,213)	(207,579)
Interest expense, net	(271,677)	(267,459)	(786,477)	(844,316)
Income from equity investment in non-consolidated affiliate	4,500	—	9,013	—

Loss before provision
for income taxes	(211,949)	(52,924)	(640,226)	(1,689,959)
Income tax expense, net	(383,962)	(258,962)	(1,487,886)	(681,886)

Net loss	(595,911)	(311,886)	(2,128,112)	(2,371,845)
Net income attributable to noncontrolling
interests	(211,792)	(279,110)	(814,524)	(795,495)

Net loss attributable
to common shareholders	$(807,703)	$(590,996)	$(2,942,636)	$(3,167,340)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$ (0.00)	$(0.02)	$ (0.02)

Weighted average shares used in computation, basic and diluted, attributable
to common shareholders	160,031,891	155,831,146	159,119,831	154,989,569

• Sales, net and Cost of sales include excise taxes of $1,542,619 and $1,677,886 for the three months ended December 31, 2015 and 2014, respectively, and $5,230,618 and $4,736,838 for the nine months ended December 31, 2015 and 2014, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended				Nine months ended
	December 31,				December 31,
	2015		2014		2015		2014
Net loss attributable to common shareholders	$	(807,703)	$	(590,996)	$	(2,942,636)	$	(3,167,340)

Adjustments:
Interest expense, net		271,677		267,459		786,477		844,316
Income tax expense, net		383,962		258,962		1,487,886		681,886
Depreciation and amortization		235,250		237,652		696,575		669,623

EBITDA (loss) income		83,186		173,077		28,302		(971,515)

Allowance for doubtful accounts		9,000		9,000		52,000		77,000
Allowance for obsolete inventory		—		—		100,000		—
Stock-based compensation expense		338,023		206,553		1,036,412		606,817
Other (income) expense, net		—		208		221		(16,798)
Income from equity investments in non-consolidated affiliate		(4,500)		—		(9,013)		—
Foreign exchange loss (gain)		41,634		(57,879)		131,213		207,579
Net income attributable to noncontrolling interests		211,792		279,110		814,524		795,495

EBITDA, as adjusted		679,135		610,069		2,153,659		698,578

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com